TIDAL TRUST II 485APOS

EX-99.(p)(ix)

Newfound Research LLC

Code of Ethics

Amended and Restated December 2018.

Amended and Restated April 15, 2020.

Amended and Restated January 2021.

Amended and Restated April 15, 2023.

Amended and Restated June 30, 2024.

Amended and Restated June 15, 2025.

Amended and Restated September 25, 2025.

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Newfound Research LLC (“Newfound” or the “Firm”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (“Investment Company Act”). The provisions of Rule 17j-1 apply because Newfound serves as investment adviser or sub-adviser to open-end registered investment companies (Funds or Reportable Funds as defined below).

This Code establishes rules of conduct for all Supervised Persons of Newfound and is designed to, among other things, govern personal securities trading activities in the accounts of Access Persons, immediate family/household accounts and accounts in which an Access Person or member of their household have a beneficial interest or investment control. The Code is based upon the principle that Newfound and its Supervised Persons owe a fiduciary duty to Newfound’s clients to conduct their affairs, including their personal securities transactions in the event they are Access Persons, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct.

Regarding Newfound’s service as investment adviser or sub-adviser to the Funds, Rule 17j-1 imposes additional duties. Rule 17j-1 requires that the Adviser adopt a written code of ethics (a separate document), which must be approved by a majority of the Board of Trustees of the Funds (“Board of Trustees”). Any material change to the Funds’ Code of Ethics must be approved by the Funds’ Board of Trustees within 6 months of the material change. Additionally, at least annually, Newfound is required to provide the Funds’ Board of Trustees with a written report of any issues arising under the code of ethics procedures, including information about material violations and sanctions imposed in response to those violations. The report must also certify that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

Under Rule 17j-1, it is also unlawful for certain persons, including any officer, director or trustee of Newfound, in connection with the purchase or sale by such person of a security “held or to be acquired”1 by the Fund:

●	To employ any device, scheme or artifice to defraud the Funds;

●	To make any untrue statement of a material fact to the Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;

●	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Funds; or

●	To engage in any manipulative practice with respect to the Funds

Pursuant to Section 206 of the Advisers Act, both Newfound and its Supervised Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Newfound has an affirmative duty of utmost good faith to act solely in the best interest of its clients. Newfound and its Supervised Persons shall not employ any device, scheme, or artifice to defraud any Fund for which Newfound serves as investment adviser or sub-adviser. Furthermore, such parties shall not make any untrue statement of a material fact to such Fund(s) or omit to state a material fact necessary to make the statements made to such Fund(s), in light of the circumstances under which they are made, not misleading.

1 A security “held or to be acquired” by the Fund means (i) any Reportable Security which, within the most recent 15 days is or has been held by the Fund or is being or has been considered by the Fund or its investment adviser for purchase by the Fund; AND (ii) any option to purchase or sell, and any security convertible into or exchangeable for a Reportable Security.

Newfound and its Supervised Persons are subject to the following specific fiduciary obligations when dealing with clients (where applicable):

●	The duty to have a reasonable, independent basis for the investment advice provided;

●	The duty to obtain best execution for a client’s transactions where the firm is in a position to direct brokerage transactions for the client;

●	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

●	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Newfound expects every Supervised Person to demonstrate the highest standards of ethical conduct for continued employment with Newfound. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Newfound. Newfound’s reputation for fair and honest dealing with its clients could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Supervised Persons are urged to seek the advice of Newfound’s Chief Compliance Officer regarding any questions about the Code or the application of the Code to their individual circumstances. Supervised Persons should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Newfound.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Supervised Persons of Newfound in their conduct. In those situations where a Supervised Person may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer. The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of Supervised Persons.

Notwithstanding anything to the contrary in this Code or in any other document, nothing in this Code or in any policy or agreement shall prohibit a Supervised Person from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Supervised Persons do not need the prior authorization of the Chief Compliance Officer, the legal department or any other party to make any such reports or disclosures and no Supervised Person is required to notify Newfound that it has made such reports or disclosures.

The Chief Compliance Officer will periodically report to senior management and/or the Compliance and Business Committee of Newfound to document compliance with this Code.

Any amendments to the Code shall be promptly provided to the Board of Trustees of any Fund over which Newfound serves as investment adviser or sub-adviser.

Definitions

For the purposes of this Code, the following definitions shall apply:

●	“Access person” means any Supervised Person who is an advisory person, a director, officer or general partner (or equivalent position for different types of organizations), or who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, our firm or its control affiliates, manages or has access to such recommendations, or is involved in making securities recommendations to clients that are nonpublic.

●	“Advisory Person” means any director, officer, general partner or employee of Newfound (or any company or natural person in a control relationship to Newfound) who makes, participates in or obtains information regarding the purchase or sale of reportable securities by Newfound or whose functions relate to the making of any recommendations with respect to such purchases or sales or us otherwise designated by the Chief Compliance Officer as an access person.

●	“Account” means accounts of any Access Person and members of their Household (defined below) and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the Access Person has a Beneficial Interest (see definition below), exercises investment discretion, controls, or could reasonably be expected to be able to exercise influence or control.

●	“Automatic Investment” (including “pre-approved automatic 401(K) and other investments”) means a program in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

●	“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder. Any report may contain a statement that the report will not be construed as an admission that the person has any direct or indirect beneficial ownership in the security to which the report relates.

●	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes–Oxley Act of 2002, the Investment Company Act of 1940, Title V of the Gramm-Leach-Bliley Act and any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to Funds and investment advisers and any rules adopted thereunder by the Commission or the Department of the Treasury.

●	“Fund” means an investment company registered under the Investment Company Act.

●	“Held or to be Acquired” is defined as (a) if within the most recent fifteen (15) days it is or has been held by the Fund or any other client, or is being or has been considered by the Fund or firm for purchase by the Fund or any other client, and (b) any option to purchase or sell, and any security convertible into or exchangeable for such a security.

●	“Household” means an Access Person’s immediate family including a spouse or domestic partner, the spouse’s or domestic partner’s children residing in the same household, or anyone in the Access Person’s Household to whom the Access Person, spouse or domestic partner contributes substantial financial support.

●	“Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which immediately before registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

●	“Limited Offering” means an offering exempt from registration under the Securities Act of 1933

●	“Mandate Eligible Holdings List” includes all non-ETF securities held in any client account or model.

●	“Reportable Fund” means any registered investment company, i.e., mutual fund or ETF, for which our firm, or a control affiliate, acts as investment adviser or sub-adviser, as defined in section 2(a) (20) of the Investment Company Act, or principal underwriter and any Fund our firm controls, is controlled by or is under common control with.

●	“Reportable Security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) transactions and holdings in direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) transactions and holdings in shares of open-end mutual funds, other than Reportable Funds; and (v) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Newfound or a control affiliate acts as the investment adviser, sub-adviser or principal underwriter for the Fund.

●	“Restricted List” includes the names of all securities where Supervised Persons and/or Newfound have material, non-public information. All Supervised Persons are prohibited from trading in securities of companies on the Restricted List.

●	“Supervised Person” means directors, officers and partners of Newfound (or other persons occupying a similar status or performing similar functions); employees of Newfound, including temporary employees, interns and individual consultants and contractors who provide full-time services similar to those services provided by employees; and any other person who provides advice on behalf of Newfound and is subject to Newfound’s supervision and control.

Standards of Business Conduct

Newfound places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its Supervised Persons by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with applicable federal and state laws, including the various provisions of the Advisers Act and also requires that all Supervised Persons comply with the various applicable provisions of applicable federal and state laws, including the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Supervised Persons who are deemed Access Persons. These procedures cover transactions in a reportable security in which an Access Person has a beneficial interest in or accounts over which the Access Person exercises control as well as transactions by members of the Access Person’s Household.

Section 206 of the Advisers Act makes it unlawful for Newfound or its agents or Supervised Persons to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Supervised Persons and Newfound to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, Supervised Persons and Newfound may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to reportable securities trading and information handling by Supervised Persons of Newfound and members of their Household.

The law of insider trading is continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You are encouraged to notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

Establishing Insider Trading Liability.

There are two main theories with respect to establishing insider trading liability.

Fiduciary Duty Theory

Insider trading liability is established when trading while in possession of material, nonpublic information about an issuer of securities that was obtained in breach of a fiduciary duty or other relationship of trust and confidence. There are alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that confidential information came from an insider who has violated his fiduciary duty to the company’s shareholders and the non-insider knew that the insider disclosed confidential information in exchange for a personal benefit.

Misappropriation Theory

Insider trading liability is also established when trading occurs on material, nonpublic information that was stolen or misappropriated from any other person in breach of a duty owed to the source of the information. For example, the Supreme Court found that an attorney misappropriated information from his law firm and its client when he traded on knowledge of an imminent tender offer while representing the company planning to make the offer. Rather than premising liability on a direct fiduciary relationship between the company insider and the attorney, the Court based misappropriation liability on the attorney’s deception of those who entrusted him with access to confidential information. The misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

Penalties for Insider Trading.

Penalties for trading on or communicating material, nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Civil penalties include:

●	civil injunctions;

●	treble damages;

●	disgorgement of profits;

●	fines for the person who committed the violation of up to three times the profit gain or loss avoided, whether or not the person actually benefited;

●	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained (or loss avoided), if the employer either fails to maintain compliance procedures or fails to take appropriate steps to prevent the likely commission of acts constituting a violation; and prohibition (which may be permanent) from any business or venture which relates directly or indirectly to securities, including investment management.

Criminal penalties include:

●	up to 20 years in prison and/or fines of up to $5 million for each violation for individuals; and

●	fines of up to $25 million for corporate entities.

General Policy

No Supervised Person, or member of their Household, may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Newfound), while in the possession of material, nonpublic information, nor may any personnel of Newfound communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer. While the Chief Compliance Officer is available to assist you with any questions regarding the law and this Code, the responsibility ultimately rests with each individual to comply with the law and this Code, and to uphold the reputation of Newfound.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information may also relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

Trading on nonpublic information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that Supervised Persons should consider material includes, but is not limited to:

●	earnings information;
●	mergers, acquisitions, tender offers, joint ventures, or changes in assets;
●	new products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);
●	changes in control or in the board of directors or executive management;
●	change in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report;
●	events regarding the issuer’s securities -- e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities;
●	bankruptcies or receiverships; or
●	information concerning a proposed private offering (private investment in public equity or “PIPE”).

Material information does not have to relate directly to a company’s operations. For example, the Supreme Court considered as material, certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Newfound’s securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely. Newfound believes that information is “nonpublic” until a reasonable time has passed after the information has become available to the general public (i.e., after a period of time necessary for the information to be absorbed by the public, and not necessarily immediately upon it becoming available).

3. Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company (and any personnel of such company serving in similar functions). In addition, a person may be deemed an insider if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. Insiders may include, among others, a company’s attorneys, accountants, consultants, bank lending officers, members of a creditors committee, and the employees of such organizations. In addition, Newfound may become an insider of a company it advises or for which it performs other services.

4. Identifying Inside Information

Circumstances in Which You May Obtain Material, Nonpublic Information.

Material, nonpublic information may be obtained in a variety of situations. For example, a person might obtain material, nonpublic information through:

●	meetings with company representatives (such as “one-on-one” or other discussions with company executives or directors);
●	serving as a director or being a board observer of a company;
●	participation in industry meetings;
●	discussions with insider employees or industry consultants or experts (e.g., “expert networks”);
●	interaction with third-party service providers such as legal, banking, brokerage, administrative and printing firms;
●	family or personal relationships with insiders or others in the financial services industry;
●	participation on creditor committees;
●	brokerage relationships providing invitations and access to “PIPE” transactions;
●	investments in private securities (e.g., private debt) and secondary offerings of public issuers;
●	the ownership of debt and equity securities of the same issuer;
●	interaction with clients (including private fund investors) who are corporate insiders;
●	interaction with employees of sell-side broker-dealers and independent research providers;
●	interaction with other persons in the financial services industry; or
●	interaction with public officials.

US public companies are subject to Regulation FD, which provides that when an issuer, or person acting on its behalf, discloses material, nonpublic information to certain persons (in general, securities market professionals and holders of the issuer’s securities who may well trade on the basis of the information), it must make public disclosure of that information. Notwithstanding an issuer’s responsibilities pursuant to Regulation FD, Newfound and its personnel should make an independent evaluation of all information received from issuers and their insiders to determine whether the information is material, nonpublic information.

Notwithstanding the fact that sell-side broker-dealers are required to adopt and implement policies and procedures to safeguard material non-public information generated by its research analysts, including yet-to-be-published views, analyses and reports, changes in estimates, and short-term trade recommendations during morning calls, trading day squawks, idea dinners, and non-deal road shows, Newfound and its personnel should exercise caution in their interaction with employees of sell-side broker-dealers, including making such persons aware that Newfound and its personnel are public side investors who do not wish to receive material non-public information, in order to avoid receipt of such material nonpublic information.

The Stop Trading on Congressional Knowledge Act of 2012, also known as the “STOCK Act”, makes explicit the fact that there is no exemption from the “insider trading” laws and regulations for Members of Congress, employees of Congress, Executive branch employees, Judicial officers and Judicial employees.

5. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Supervised Person of Newfound or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Newfound must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

6. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised Persons of Newfound and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

7.	Handling of Inside Information

Before you or a member of your household executes a trade for yourself or others, including Reportable Funds or private accounts managed by Newfound, if any (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

●	Report the information and proposed trade immediately to the Chief Compliance Officer via a Form in the Employee Portal of Orion Compliance.
●	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
●	Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer.
●	After the Chief Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You are encouraged to consult with the Chief Compliance Officer before taking any action. This high degree of caution will protect you, our clients, and the firm.

Chief Compliance Officer MNPI Determinations

After the Chief Compliance Officer has reviewed the issue, the firms shall determine whether the information is material and nonpublic and, if so, what action the firms will take. In most cases, the company will be placed on the restricted list. In other circumstances, the firm may implement alternative policies and procedures (detailed in the next section below). The Chief Compliance Officer’s MNPI Determination may include, among other aspects and considerations:

●	identifying the Supervised Persons who potentially may have come into possession of material nonpublic information on the issuer;
●	to the extent necessary, requesting relevant Supervised Persons to provide the specific information related to the issuer that is in their possession, and other information necessary to determine whether the information that is in their possession is material and nonpublic;
●	in addition to the Chief Compliance Officer’s assessment of whether the information in the Supervised Persons’ possession is in fact material nonpublic information, requesting relevant Supervised Persons to confirm whether or not they are in possession of material nonpublic information on the issuer; and,
●	to the extent one or more of the firm’s Supervised Persons have established an Insider Position with the issuer, confirming with the issuer that it has opened a trading window to allow insiders, including specifically the firm’s Supervised Persons, to trade in the securities of the issuer, and obtaining the issuer’s confirmation that such Supervised Persons are not in possession of material nonpublic information on the issuer.

Alternative Procedures for Restricting Access to MNPI

In instances where the Chief Compliance Officer determines that possession of MNPI is isolated and placing the company on the restricted list is damaging to clients, the following procedures may be utilized. Care should be taken so that such information remains secure, and the Firm will take appropriate measures to prevent the flow of such material, nonpublic information from personnel of the firm to others within the firm’s organization to the extent possible. Such measures may include:

●	Sealing files containing material, nonpublic information.
●	Physically isolating from other personnel of the firm the person or persons who have or who may be in receipt of material, nonpublic information.
●	Restricting access to computer files containing material, nonpublic information.
●	Implementing a certification and acknowledgement process in Orion Compliance for investment teams with discretionary authority confirming before any trade that they have not inadvertently become aware of any MNPI and that all measures above are still in place and working effectively.

For clarification, such steps may not be sufficient and trading in a particular company may still need to be restricted. If a confidentiality agreement has been executed with respect to material, nonpublic information regarding a public company, then the Chief Compliance Officer or designee should ensure that the terms of such confidentiality agreement are followed.

All Supervised Persons should consult with the Chief Compliance Officer before taking any action. This high degree of caution will protect all employees, the Firm’s clients, and the Firm.

8. Restricted/Mandate Eligible Holdings Lists

Although Newfound does not typically receive confidential information from companies other than its clients, it may, if it receives such information, take appropriate procedures to establish restricted or watch lists in certain securities.

As discussed above, the Chief Compliance Officer may place certain securities on a “restricted list.” Supervised Persons are generally prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of Supervised Persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The Chief Compliance Officer shall take steps to immediately inform all Supervised Persons of the securities listed on the restricted list.

Additionally, Newfound maintains a Mandate Eligible Holdings List. On a monthly basis the Mandate Holdings list is updated to include all non ETFs that are held in Newfound’s Funds, client accounts or models. Any personal security transactions in names on the Mandate Eligible Holdings List require Compliance pre-approval.

There may also be certain instances where a Supervised Person may own shares in companies where they may periodically possess MNPI and are on the restricted list. In limited instances, and with the prior approval of the Chief Compliance Officer, employees may transact in these securities in accordance with a formal and written execution schedule outlined in a 10b5-1 plan.

The Restricted List and Mandate Eligible Holdings List are maintained in the Orion Compliance system.

Personal Securities Transactions

General Policy

Newfound has adopted the following principles governing personal investment activities by their Access Persons:

●	The interests of client accounts will at all times be placed first;
●	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
●	Access Persons must not take inappropriate advantage of their positions.

Newfound’s general policy is that all personal securities transactions in an Access Person’s or member of their Household’s Accounts involving Reportable Securities require the prior approval of the Chief Compliance Officer (or designee), subject to those exceptions listed in this Code of Ethics. Pre-cleared transactions involving Reportable Securities may be placed and completed prior to the end of the second trading day after approval, unless a shorter or longer time period is approved by the Chief Compliance Officer (i.e., once a transaction involving a Reportable Security is approved by the Chief Compliance Officer the Access Person has until the second market close after such approval to complete the transaction). Pre-clearance expirations are based on U.S. market hours. This means that if a pre-clearance is approved during market hours, it will expire on the next trading day. If a pre-clearance is approved before or after trading hours, the Access Person will have the entirety of the next two trading days to execute the trade. All pre-clearance requests are to be submitted through Orion Compliance.

For the avoidance of doubt regarding the types of transactions that require prior approval, the following is Newfound’s policy regarding participation in IPOs, private or Limited Offerings and Reportable Funds:

Pre-Clearance Required for Participation in IPOs

No Access Person, or member of their Household, shall acquire or cause the acquisition of any Beneficial Ownership in any securities in an Initial Public Offering for his or her account, as defined herein, without the prior written approval of the Chief Compliance Officer, who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No Access Person, or member of their Household, shall acquire or cause the acquisition of any Beneficial Ownership of any securities in a Limited Offering or private placement without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Participation in Shares of Certain Reportable Funds

No Access Person, or member of their Household, shall acquire or divest (or cause the acquisition or divesture of) any Beneficial Interest or otherwise transact in any securities in an open-end registered mutual fund or exchange traded fund for which Newfound or a control affiliate acts as the investment adviser, sub-adviser or principal underwriter for such Fund (Reportable Fund) for his or her account, as defined herein, without the prior written approval of the Chief Compliance Officer, who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts. Automatic reinvestment of dividends or other distributions from such a Fund shall not require additional approval of the Chief Compliance Officer.

Exceptions to General Policy Regarding Securities Transactions

Third-party accounts over which a Access Person has control or authority (whether by virtue of being a trustee for a 401(K) Plan, having been granted a power of attorney or otherwise) shall be reported to the firm through the general securities reporting system but, as long as the Access Person or member of their household have not and is not actually exercising his or her powers over such accounts, transactions executed by parties other than the Access Person or member of their Household shall not require pre-approval of transactions, reporting of transactions or holdings. Access Persons with such authority will affirm on an annual basis that they did not exercise their granted powers over such accounts. At such time as the Access Person exercises such authority, all requirements of this Code of Ethics shall apply.

The following transactions shall not require the prior approval of the Chief Compliance Officer; however, all such transactions and holdings shall be reported to the firm via Orion Compliance unless specifically exempt per the policy:

●	Open-end mutual funds excluding Reportable Funds which require pre-clearance;
●	Transactions in a managed account where the Access Person has no discretion;
●	Dividend and capital gains automatic reinvestment;
●	Pre-approved automatic 401(K) and other investments after the initial selections by the account holder (although the initial selection requires pre-clearance if involving a Reportable Fund);
●	Non-volitional transactions, such as stock splits, stock dividends, cash dividends, corporate actions, etc.;
●	Transactions involving direct obligations of the government of the United States or other sovereign government or supra-national agency, high quality short-term debt investments, brokers acceptances, certificate of deposit, commercial paper and repurchase agreements;
●	Purchases or sales of variable and fixed insurance products;
●	Exercised stock options, rights, warrants or tender offers;
●	Securities received via gift or inheritance; and
●	Securities received or transferred to a member of their Household as part of a divorce or material dissolution proceeding or related settlement.

With respect to managed accounts over which the Access Person has no discretion, the Chief Compliance Officer shall confirm with the advisor that the Access Person has no discretion and in fact is not involved in any manner in the decision to purchase or sell of any security for such account. Access Persons will also be required to affirm on at least an annual basis that they have no discretion and were not involved in any manner in the decision to transact for such an account.

Interested Transactions

No Access Person shall recommend any securities transactions for a client without having disclosed his or her interest, if any*, in such securities or the issuer thereof, including without limitation:

●	any direct or indirect Beneficial Ownership of any securities of such issuer;
●	any contemplated transaction by such person in such securities;
●	any position with such issuer or its affiliates; and
●	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

*Access Persons do not need to disclose such transactions when relating to transactions of mutual funds, ETFs, municipal bonds, and sovereign bonds

Personal Trading Compliance Procedures

Reporting Requirements

Every Access Person shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Compliance Officer which must contain the information described below. It is the policy of Newfound that each Access Person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations (or establish automated feeds into Orion Compliance) of all securities transactions to the Chief Compliance Officer.

1. Initial Holdings Report

Every Access Person shall, no later than ten (10) days after the Supervised Person becomes an Access Person, file an initial holdings report containing the following information:

●	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Access Person or member of their Household had any direct or indirect Beneficial Interest ownership when the person becomes an Access Person;

●	The name of any broker, dealer or bank, account name, number and location with whom the Access Person or member of their Household maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

●	The date that the report is submitted by the Access Person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access Person.

2. Annual Holdings Report

Every Access Person shall, no later than January 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report with respect to any transaction during the quarter in a reportable security in which the Access Person or member of their Household had any direct or indirect Beneficial Ownership or investment control. The information must include:

●	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the reportable security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through whom the transaction was effected; and

●	The date the report is submitted by the Access Person.

4. Exempt Transactions

An Access Person need not submit a report with respect to:

●	Transactions effected for, securities held in, any account over which the person or member of their Household has no direct or indirect influence or control;

●	Transactions effected pursuant to an Automatic Investment Plan, e.g., a dividend reinvestment plan;

●	A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Newfound holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter; and

●	Any transaction or holding report if Newfound has only one Access Person, so long as the firm maintains records of the information otherwise required to be reported.

5. Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer, or a designee, will monitor and review all reports required under the Code for compliance with Newfound’s policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer may also initiate inquiries of Access Persons regarding personal securities trading. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed Newfound. Any transactions for any accounts of the Chief Compliance Officer will be reviewed by another member of the Compliance Department. Newfound’s Chief Executive Officer will also receive a report of all CCO personal transactions during the quarter. The Chief Compliance Officer shall at least annually identify all Access Persons who are required to file reports pursuant to the Code. In general, all Supervised Persons of the firm are Access Persons but those that are not will be notified by the Chief Compliance Officer.

6. For each new account established by a Access Person, member of their Household, or Account in which either has Beneficial Interest or investment control, the Access Person shall report, within five (5) days after the Account is established, the name of the broker-dealer (or bank name), the account name, the account number, the date the account was established, and other information requested by the Chief Compliance Officer.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Newfound has adopted the policies set forth below to guide Supervised Persons in this area.

General Policy

Newfound’s policy with respect to gifts and entertainment is as follows:

●	No gifts shall be given or received without the prior written consent of the Chief Compliance Officer.

●	Supervised Persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Newfound, or that others might reasonably believe would influence those decisions.

●	Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis, subject to pre-approval requirements. Dining or entertainment that satisfies these requirements and conforms to generally accepted business practices is also permissible, if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does or proposes to do business with Newfound.

●	Supervised Persons shall use their reasonable judgment with respect to all gifts and entertainment, and shall consider the differences between:
○	Attending a Red Sox game in May versus attending the World Series;
○	Taking a prospective client for a routine lunch versus dinner at a steakhouse; and
○	Accepting tickets from a third-party to a sporting event versus accompanying a third-party to the same sporting event (the former being a gift and the latter likely being entertainment).
●	No Supervised Person shall ever give or receive inappropriate gifts, favors, entertainment, special accommodation or other things of material value that could influence decision-making or make them feel beholden to the firm or the person.
●	It is never appropriate or permissible to give or receive gifts of cash, cash equivalents, lottery tickets, gift cards, stocks, bonds, mutual funds or other securities if the gift involves a client, prospective client or other party Newfound does or may do business with; unless, in the case of a gift card (for example, a Starbucks gift card) prior approval of the Chief Compliance Officer is obtained.
●	Any gifts given or received must be gratuitous, with donative intent, and not as compensation and never with an expectation of receiving anything in return.
●	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.
●	Promotional gifts, such as those that bear the logo of a company’s name or that are routinely made available to the general public are generally acceptable business gifts that do not require pre-approval or reporting and are not considered “gifts” for purposes of this policy, provided that the value of the promotional gift does not exceed $250.00.

Reporting Requirements

All gifts and entertainment given or received to or from anyone who does business, or may do business, with Newfound shall be reported to the Chief Compliance Officer through the firm’s compliance system, which shall be maintained by the Chief Compliance Officer. Nominal gifts and entertainment, such as business lunches, valued at over $100 are required to be reported to the Chief Compliance Officer but occasional failures of a Supervised Person to report lunches the Supervised Person provides or received for more than $100 shall not be deemed to be a breach of this Code of Ethics.

This gift/entertaining-reporting requirement is for the purpose of helping Newfound monitor the activities of its Supervised Persons, including potential or actual conflicts of interest. However, the reporting of a gift does not relieve any Supervised Person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult the Chief Compliance Officer.

Charitable Contributions

General Policy

Donations by Supervised Persons to charities with the intention of influencing such charities to become clients is strictly prohibited. Supervised Persons should notify the Chief Compliance Officer of any actual or apparent conflict of interest in connection with any charitable contributions or about any contribution that could give an appearance of impropriety.

Charitable Donations at Client Request

Generally, the firm or Supervised Persons will only make charitable contributions to bonafide charities at the request of a client. All such contributions must generally be under $2,000. All contributions must be pre-approved by the Compliance Department via Orion Compliance Form.

Political Contributions

No political contributions shall be made by Newfound, any of its Supervised Persons, or spouse or household member of Supervised Persons, without the written consent of the Chief Compliance Officer and only in accordance with Newfound’s Compliance Manual. In connection with any such approval by the Chief Compliance Officer, the contributing party shall provide the Chief Compliance Officer with all information required by the firm’s “Political Contributions” policy in its manual and all such other information as may be required by the Chief Compliance Officer.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of Newfound, the firm may gain access to non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients (if any), advice provided by Newfound to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to Newfound’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding Newfound’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction. Newfound does not share Confidential Client Information with any third parties, except in the following circumstances:

●	As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. Newfound will require that any financial intermediary, agent or other service provider utilized by Newfound (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Newfound only for the performance of the specific service requested by Newfound;

●	As required by regulatory authorities or law enforcement officials who have jurisdiction over Newfound, or as otherwise required by any applicable law. In the event Newfound is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Newfound shall disclose only such information, and only in such detail, as is legally required; and

●	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Supervised Person Responsibilities

All Supervised Persons are prohibited, either during or after the termination of their employment with Newfound, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A Supervised Person is permitted to disclose Confidential Client Information only to such other Supervised Persons who need to have access to such information to deliver the services of Newfound to the client.

Supervised Persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Newfound, must return all such documents to Newfound.

Any Supervised Person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether he or she benefited from the disclosed information or not.

Security of Confidential Personal Information

Newfound enforces the following policies and procedures to protect the security of Confidential Client Information:

●	The firm restricts access to Confidential Client Information to those Supervised Persons who need to know such information to provide the services of Newfound to clients;

●	Any Supervised Person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

●	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons; and

●	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Outside Business Activities

Service as an Officer or Director

No Supervised Person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the Chief Compliance Officer or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of Newfound’s clients. Where board service or an officer position is approved, Newfound shall implement a “Chinese Wall” or other appropriate procedure, to isolate such person from making decisions relating to the company’s securities.

Pre-Clearance Required for all Financial Services Related Outside Business Activities

No Supervised Person shall, directly or indirectly, serve as an officer or on the board of directors or trustees or otherwise perform any services for or be active or involved with any business activities for any company other than Newfound if such other company is in the financial services business without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed activities, duties or roles and, if approved, will be subject to continuous monitoring for possible future conflicts. Any Supervised Person who receives approval of the Chief Compliance Officer shall promptly resign from such outside business activities if requested by Newfound or the Chief Compliance Officer.

Certifications

1.	Initial Certification

All Supervised Persons will be provided with a copy of the Code and must initially certify in writing to the Chief Compliance Officer that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings (if they are deemed an Access Person) as required by the Code. The certification shall include the disclosure of the existence of any Account over which the Access Person has authority (such as pursuant to a power of attorney or a trustee of a 401(K) plan), but which he or she is not actively exercising such power, and the certification shall so state that the power is not and has not then been exercised.

2.	Acknowledgement of Amendments

All Supervised Persons shall receive any amendments to the Code and must certify to the Chief Compliance Officer in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; and (iii) agreed to abide by the Code as amended.

3.	Annual Certification

All Supervised Persons must annually certify in writing to the Chief Compliance Officer that they have: (i) read and understood all provisions of the Code; and (ii) complied with all requirements of the Code. The certification shall include the disclosure of the existence of any account over which the Access Person has authority (such as pursuant to a power of attorney or a trustee of a 401(K) plan), but which he or she is not actively exercising such power, and the certification shall so state that the power is not and has not then been exercised.

Further Information

Supervised Persons should contact the Chief Compliance Officer regarding any inquiries pertaining to the Code or the policies established herein.

Records

The Chief Compliance Officer shall maintain and cause to be maintained in a readily accessible place the following records:

●	A copy of any Code of Ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
●	A record of any violation of the Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
●	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years, was, a Supervised Person which shall be retained for five years after the individual ceases to be a Supervised Person of Newfound;
●	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
●	A list of all persons who are, or within the preceding five years have been, Access Persons;
●	A copy of each report or certification made by an Access Person for at least five years after the end of the fiscal year in which the report or certification is made;
●	A record of all persons currently or within the past five years who are or were required to make reports or who are or were responsible for reviewing these reports; and
●	A record of any decision (and the reasons underlying such decision) to approve an Access Person’s acquisition of securities in IPOs and Limited Offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions

All Supervised Persons are required to promptly report to the Chief Compliance Officer or an alternate designee, all apparent or actual violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code and may be a violation of law.

The Chief Compliance Officer shall promptly report to senior management all apparent or actual material violations of the Code. When the Chief Compliance Officer finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the Supervised Person’s employment with the firm.